                                                                    EXHIBIT 99.3

                               MEMBER RECORD CARD

[CONTROL NUMBER]



If the conversion is approved by the members and goes into effect, it is estimated that you will receive the number of shares of ISMIE Holdings Inc. as indicated above.


         PLEASE READ THE IMPORTANT INFORMATION ON THE BACK OF THIS CARD.

                         Please retain for your records


                                 [REVERSE SIDE]

                               MEMBER RECORD CARD

                 ILLINOIS STATE MEDICAL INTER-INSURANCE EXCHANGE

                IMPORTANT - INFORMATION ABOUT YOUR CONSIDERATION

Our records show that you were a member of ISMIE on May 5, 1999. Based on such membership, and provided the Plan and Agreement of Merger is approved and adopted at the special meeting and the conditions set forth therein are satisfied or waived, you will be eligible to receive a number of shares of ISMIE Holdings Inc. common stock.

Details of the Plan and Agreement of Merger's provisions for the amount and form of consideration are in the section on "The Conversion-Consideration" in the Proxy Statement/Prospectus.